Exhibit (21)


                     Subsidiaries of the Registrant


    The registrant directly or indirectly owns 100 percent of the outstanding voting securities of the following subsidiary companies.


       Name of Company                              Jurisdiction

     Ennis Business Forms of Kansas, Inc.             Kansas
     Connolly Tool and Machine Company                Delaware
     Admore, Inc.                                     Texas
     PFC Products, Inc. *                             Delaware
     Ennis Acquisitions, Inc.                         Nevada
     Texas EBF, LP                                    Texas
     Ennis Sales, LP                                  Texas
     Ennis Management, LP                             Texas
     Adams McClure, LP                                Texas
     American Forms I, LP                             Texas

     * A wholly-owned subsidiary of Admore, Inc.